Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of NIP Group Inc. on the Amendment No.1 to Form F-1 (File No. 333-280135) of our report dated June 12, 2024, with respect to our audits of the consolidated financial statements of NIP Group Inc. as of December 31, 2022 and 2023 and for the years ended December 31, 2022 and 2023, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

Beijing, China

July 5, 2024

BEIJING OFFICE • Units 06-09 • 46th Floor • China World Tower B • No. 1 Jian Guo Men Wai Avenue • Chaoyang District • Beijing • 100004

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com